                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                  LEHMAN BROTHERS HOLDINGS INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                                   LEHMAN BROTHERS HOLDINGS INC.
----------------------------------------------------------------------

RICHARD S. FULD, JR.
Chairman and Chief Executive Officer

                                                               February 26, 2001

Dear Stockholder:

    The 2001 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on Tuesday, April 3, 2001, at 10:30 a.m. (New York time) in the 26th Floor Auditorium of 3 World Financial Center, 200 Vesey Street, New York, New York 10285. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

    All holders of record of the Company's outstanding shares of Common Stock and Redeemable Voting Preferred Stock at the close of business on February 12, 2001 will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect two
Class II Directors; (ii) ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year; and (iii) adopt an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300 million to 600 million shares. Accordingly, we request that you promptly sign, date and return the enclosed proxy card, or register your vote online or by telephone according to the instructions on the proxy card, regardless of the number of shares you hold.

                                          Very truly yours,

                                          [LOGO]

                         LEHMAN BROTHERS HOLDINGS INC.

                               ------------------

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To the Stockholders of Lehman Brothers Holdings Inc.:

    The 2001 Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. (the "Company") will be held on Tuesday, April 3, 2001, at 10:30 a.m. (New York time) in the 26th Floor Auditorium of 3 World Financial Center, 200 Vesey Street, New York, New York 10285, to:

    1.  Elect two Class II Directors for terms of three years each;

    2. Ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year;

    3. Adopt an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300 million to 600 million shares; and

    4. Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

    Stockholders of record at the close of business on February 12, 2001 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    THE COMPANY WILL ADMIT TO THE ANNUAL MEETING ALL STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY 12, 2001, ANY PERSONS HOLDING PROOF OF BENEFICIAL OWNERSHIP OR WHO HAVE BEEN GRANTED PROXIES AND ANY OTHER PERSON THAT THE COMPANY, IN ITS SOLE DISCRETION, MAY ELECT TO ADMIT. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD OR REGISTER YOUR INTENTION WHEN VOTING ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS PROVIDED.

    A copy of the Company's Annual Report to Stockholders is enclosed herewith for all Stockholders other than Lehman Brothers employees, to whom the Annual Report is being separately distributed.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Jeffrey A. Welikson
                                          Secretary

New York, New York
February 26, 2001

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE, OR REGISTER YOUR VOTE ONLINE OR BY TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

                         LEHMAN BROTHERS HOLDINGS INC.
                            3 World Financial Center
                            New York, New York 10285

                                                               February 26, 2001
                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION

    VOTE BY PROXY. This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Lehman Brothers Holdings Inc. (the "Company" and, together with its subsidiaries, the "Firm") for use at the 2001 Annual Meeting of Stockholders of the Company to be held on Tuesday, April 3, 2001 at 10:30 a.m. (New York time), or any adjournment thereof (the "Annual Meeting"). The Company expects to mail this Proxy Statement and the accompanying proxy card to the Company's stockholders of record at the close of business on February 12, 2001 (the "Stockholders") on or about
February 26, 2001.

    You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend in person, you are urged to complete, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed, prepaid envelope, or vote your shares online or by telephone according to the instructions on the proxy card. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by
(i) giving written notice to the Corporate Secretary of the Company,
(ii) subsequently filing a later dated proxy or (iii) attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

    The enclosed proxy indicates on its face the number of shares of common or voting preferred stock registered in the name of each Stockholder at the close of business on February 12, 2001 (the "Record Date"). Proxies furnished to Company employees also indicate the number of shares, if any, (i) held by the employee under the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan (the "ESPP"), (ii) that relate to the total number of restricted stock unit awards granted to the employee pursuant to various of the Company's Incentive Plans (as defined below), which shares are held, in part, in the 1997 Trust Under Lehman Brothers Holdings Inc. Incentive Plans (the "Incentive Plans Trust"), (iii) held by the employee in a brokerage account at the Company's wholly owned subsidiary, Lehman Brothers Inc. ("LBI") and/or a brokerage account at Fidelity Brokerage Services, Inc. ("Fidelity Brokerage"), and (iv) held by the employee under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan (recently renamed the Lehman Brothers Savings Plan, and referred to herein as the "Savings Plan"). Proxies returned by employees will be considered to be voting instructions returned to the Incentive Plans Trust Trustee (the "Incentive Plans Trustee") with respect to the number of shares determined pursuant to the terms of the agreement governing the Incentive Plans Trust. The Incentive Plans Trustee shall implement such voting instructions as described below under "The Voting Stock." Proxies returned by employees holding shares in an LBI or Fidelity Brokerage account will be considered to be voting instructions returned to LBI or Fidelity Brokerage, as applicable, with respect to such shares, and proxies returned by employees holding shares in the Savings Plan will be considered to be voting instructions returned to the Savings Plan trustee with respect to such shares. The Savings Plan trustee shall vote any shares for which no proxy instructions are received in the same proportions as the shares for which it has received instructions.

    GENERAL. Unless contrary instructions are indicated on the proxy or in a vote registered online or by telephone, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

    FOR the election of the two nominees for Class II Directors named below;

    FOR the ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 2001 fiscal year; and

    FOR the adoption of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300 million to 600 million shares.

    In the event a Stockholder specifies a different choice on the proxy or by online or telephone vote, his or her shares will be voted in accordance with the specification so made. Confidential voting is not provided for in the Company's Restated Certificate of Incorporation or By-Laws.

    The Company's 2000 Annual Report has been distributed to Stockholders in connection with this solicitation. A copy (exclusive of exhibits) of the Company's 2000 Form 10-K as filed with the Securities and Exchange Commission (the "SEC") may be obtained without charge by writing to: Lehman Brothers Holdings Inc., 1 World Financial Center, 27th Floor, New York, New York 10281
Attn.: Corporate Secretary. The Company's 2000 Annual Report and 2000 Form 10-K also will be available through the Lehman Brothers web site at http://www.lehman.com.

    COST OF SOLICITATION. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or employees of the Company in person or by telephone or telegram, or other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson Shareholder Communications Inc. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson a fee of $11,000 plus expenses for its services.

    The Company also will reimburse brokerage houses, including LBI, and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the New York Stock Exchange and other exchanges, in sending proxies and proxy materials to the beneficial owners of shares of the Company's voting securities.

    THE VOTING STOCK. The Company has two series of voting stock: Common Stock, par value $.10 per share (the "Common Stock"), and Redeemable Voting Preferred Stock, par value $1.00 per share ("Redeemable Voting Preferred Stock") (the Common Stock and the Redeemable Voting Preferred Stock are collectively referred to herein as the "Voting Stock").

    As of the Record Date, the following shares of Voting Stock were outstanding:

    - 250,170,237 shares of Common Stock (exclusive of 3,143,178 shares held in treasury), entitled to one vote per share with respect to each matter to be voted on at the Annual Meeting, and

    - 1,000 shares of Redeemable Voting Preferred Stock, entitled to 1,059 votes per share.

    There is no cumulative voting provision for Common Stock or Redeemable Voting Preferred Stock. The Common Stock and the Redeemable Voting Preferred Stock will vote together as a single class on each matter to be voted on at the meeting, and in addition the Common Stock will vote as a separate class with respect to the amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 300 million to 600 million shares.

    The two classes of Voting Stock will represent the following aggregate votes at the Annual Meeting:

    - The Common Stock will represent an aggregate of 250,170,237 votes, or 99.6% of the total number of votes entitled to be cast, and

    - The Redeemable Voting Preferred Stock will represent an aggregate of 1,059,000 votes, or 0.4% of the total number of votes entitled to be cast.

    The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock and Redeemable Voting Preferred Stock outstanding and entitled to vote on the Record Date shall constitute a quorum.

    The Incentive Plans Trust holds shares of Common Stock ("Trust Shares") issuable to future, current and former employees of the Company in connection with the granting to such employees of restricted stock unit awards ("RSU Awards") under the Company's Employee Incentive Plan (the "Employee Incentive Plan"), the Company's 1994 Management Ownership Plan (the "1994 Plan") and the Company's 1996 Management Ownership Plan (together with the Employee Incentive Plan and the 1994 Plan, the "Incentive Plans").

    The Incentive Plans Trust provides that the Incentive Plans Trustee will vote all Trust Shares in accordance with instructions received from persons who have received RSU Awards under the Incentive Plans ("Current Participants"). For each Current Participant, the Incentive Plans Trustee shall vote or abstain from voting, according to instructions received from such Current Participant, with respect to that number of Trust Shares that results from multiplying (x) the number of Trust Shares existing on the Record Date by (y) a fraction, the numerator of which is the number of RSU Awards held by such Current Participant and as to which the Incentive Plans Trustee has received voting instructions from such Current Participant, and the denominator of which is the total number of RSU Awards held by all Current Participants and as to which the Incentive Plans Trustee has received voting instructions. As is the case for all Voting Stock of the Company, voting instructions given with respect to RSU Awards will not be confidential.

    As of the Record Date, 57,298,165 Trust Shares (representing 22.8% of the votes entitled to be cast at the Annual Meeting) were held by the Incentive Plans Trust.

    STOCKHOLDERS ENTITLED TO VOTE. Only Stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    To the knowledge of management, except for the Incentive Plans Trust (described above) and as described below, no person beneficially owned more than five percent of any class of Voting Stock as of the Record Date.

                                                                       NUMBER OF            PERCENT OF
TITLE OF CLASS                             BENEFICIAL OWNER              SHARES             CLASS (A)
--------------                     ---------------------------------  ------------   ------------------------

Redeemable Voting
  Preferred Stock................  American Express Company (b)             928 (c)                      92.8
                                   Nippon Life Insurance Company (d)         72 (e)                       7.2

------------------------

(a) Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on the Record Date.

(b) The address of American Express Company ("American Express") is 3 World Financial Center, New York, New York 10285.

(c) Based on information furnished by American Express, American Express has sole investment and sole voting power over all shares.

(d) The address of Nippon Life Insurance Company ("Nippon Life") is 2-2, Yurakucho, 1-Chome, Chiyoda-ku, Tokyo, 100-8444, Japan.

(e) Based upon information furnished by Nippon Life, Nippon Life has sole investment and sole voting power over all shares.

                                   PROPOSAL 1
                         ELECTION OF CLASS II DIRECTORS

    At the Annual Meeting two Class II Directors are to be elected, each to serve until the Annual Meeting in 2004 and until his or her successor is elected and qualified. The Restated Certificate of Incorporation of the Company establishes a classified Board of Directors with three classes, designated
Class I, Class II and Class III. The terms of the Class I and Class III Directors continue until the Annual Meetings in 2002 and 2003, respectively, and until their respective successors are elected and qualified.

    The two nominees for Director are Roger S. Berlind and Dina Merrill, who were first elected Directors in 1985 and 1988, respectively.

    The two nominees receiving the greatest number of votes cast by the holders of the Voting Stock will be elected as Class II Directors of the Company. Abstentions and broker nonvotes will be disregarded and will have no effect on the vote for directors. Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed below, both of whom have consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES.

    The following information is provided with respect to the nominees for Director and the incumbent Directors. Italicized wording indicates principal occupation(s).

              NOMINEES FOR ELECTION AS CLASS II DIRECTORS TO SERVE
                 UNTIL THE 2004 ANNUAL MEETING OF STOCKHOLDERS

ROGER S. BERLIND                                     DIRECTOR SINCE 1985                              AGE: 70

    THEATRICAL PRODUCER. Roger S. Berlind, who is also a private investor, has been a theatrical producer and principal of Berlind Productions since 1981.
Mr. Berlind is also a Director of LBI, a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, the Eugene O'Neill Theater Center and the American Academy of Dramatic Arts.
Mr. Berlind serves as the Chairman of the Audit Committee and as a member of the Finance Committee.

DINA MERRILL                                         DIRECTOR SINCE 1988                              AGE: 72

    DIRECTOR AND VICE CHAIRMAN OF RKO PICTURES, INC. AND ACTRESS. Dina Merrill, a Director and Vice Chairman of RKO Pictures, Inc., is an actress and a private investor. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of the Eugene O'Neill Theater Foundation and a member of the Board of Project Orbis, the Republican Pro-Choice Coalition, the Juvenile Diabetes Foundation and the Museum of Television and Radio. Ms. Merrill serves as a member of the Compensation and Benefits Committee and the Nominating Committee.

                     CLASS I DIRECTORS WHOSE TERMS CONTINUE
                 UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS

MICHAEL L. AINSLIE                                   DIRECTOR SINCE 1996                              AGE: 57

    PRIVATE INVESTOR AND FORMER PRESIDENT AND CHIEF EXECUTIVE OFFICER OF SOTHEBY'S HOLDINGS. Mr. Ainslie, a private investor, is the former President, Chief Executive Officer and a Director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984 he was President and Chief Executive Officer of the National Trust for Historic Preservation. From 1975 to 1980 he was Chief Operating Officer of N-Ren Corp., a Cincinnati-based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. He began his career as an associate with McKinsey & Company. Mr. Ainslie is a Director of the St. Joe Company and Artesia Technologies, an internet software provider. He is a Trustee of Vanderbilt University, and also serves as Chairman of the Posse Foundation. Mr. Ainslie serves as a member of the Audit Committee.

JOHN F. AKERS                                        DIRECTOR SINCE 1996                              AGE: 66

    RETIRED CHAIRMAN OF INTERNATIONAL BUSINESS MACHINES
CORPORATION. Mr. Akers, a private investor, is the retired Chairman of the Board of Directors of International Business Machines Corporation. Mr. Akers served as Chairman of the Board of Directors and Chief Executive Officer of IBM from 1985 until his retirement on May 1, 1993, completing a 33-year career with IBM. Mr. Akers is a Director of W. R. Grace & Co., The New York Times Company, PepsiCo, Inc., Hallmark Cards, Inc. and Springs Industries. He is a former member of the Board of Trustees of the California Institute of Technology and The Metropolitan Museum of Art, as well as the former Chairman of the Board of Governors of United Way of America. Mr. Akers is also a former member of President George Bush's Education Policy Advisory Committee. Mr. Akers serves as a member of the Finance Committee and the Compensation and Benefits Committee.

RICHARD S. FULD, JR.                                 DIRECTOR SINCE 1990                              AGE: 54

    CHAIRMAN AND CHIEF EXECUTIVE OFFICER. Mr. Fuld has been Chairman of the Board of Directors of the Company and LBI since April 1994 and Chief Executive Officer of the Company and LBI since November 1993. Mr. Fuld serves as the Chairman of the Executive Committee and as Chairman and a nonvoting member of the Nominating Committee. Mr. Fuld was President and Chief Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division of Shearson Lehman Brothers Inc. from August 1990 to
March 1993. Mr. Fuld was a Vice Chairman of Shearson Lehman Brothers from
August 1984 until 1990. Mr. Fuld has been a Director of LBI since 1984.
Mr. Fuld joined Lehman Brothers in 1969. Mr. Fuld is a member of the Board of Governors of the New York Stock Exchange and is Chairman of the U.S. Thailand Business Council (USTBC). He is also a former member of the President's Advisory Committee on Trade Policy Negotiations. Mr. Fuld is a trustee of the Mount Sinai Medical Center, and former Chairman of the Mount Sinai Children's Center Foundation. He currently serves on the foundation's Executive Committee. In addition, he is a member of the University of Colorado Business Advisory Council, is a member of the Executive Committee of the New York City Partnership and serves on the Board of Directors of Ronald McDonald House.

                    CLASS III DIRECTORS WHOSE TERMS CONTINUE
                 UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS

THOMAS H. CRUIKSHANK                                 DIRECTOR SINCE 1996                              AGE: 69

    RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF HALLIBURTON
COMPANY. Mr. Cruikshank was the Chairman and Chief Executive Officer of Halliburton Company, a major petroleum industry service company, from 1989 to 1995 and President and Chief Executive Officer from 1983 to 1989. He joined the company in 1969, and served as a Director from 1977 to 1996. Mr. Cruikshank is a member of the Board of Directors of The Goodyear Tire & Rubber Company and The Williams Companies, Inc. Mr. Cruikshank serves as a member of the Audit Committee.

HENRY KAUFMAN                                        DIRECTOR SINCE 1995                              AGE: 73

    PRESIDENT OF HENRY KAUFMAN & COMPANY, INC. Dr. Kaufman has been President of Henry Kaufman & Company, Inc., an investment management and economic and financial consulting firm, since 1988. For the previous 26 years, he was with Salomon Brothers Inc, where he was a Managing Director, Member of the Executive Committee, and in charge of Salomon's four research departments. He was also a Vice Chairman of the parent company, Salomon Inc. Before joining Salomon Brothers, Dr. Kaufman was in commercial banking and served as an economist at the Federal Reserve Bank of New York. Dr. Kaufman is a Director of Federal Home Loan Mortgage Corporation and W. R. Berkley Corporation. He is the Chairman of the Board of Trustees of the Institute of International Education, a member of the Board of Trustees of New York University, the Chairman Emeritus of the Board of Overseers of the Stern School of Business of New York University and a Member of the Board of Trustees of the Animal Medical Center. Dr. Kaufman is a Member of the Board of Trustees of the Whitney Museum of American Art, a Member of the International Advisory Committee of the Federal Reserve Bank of New York, a Member of the Advisory Committee to the Investment Committee of the International Monetary Fund Staff Retirement Plan and a Member of the Board of Governors of Tel-Aviv University. Dr. Kaufman serves as the Chairman of the Finance Committee and as a member of the Nominating Committee.

JOHN D. MACOMBER                                     DIRECTOR SINCE 1994                              AGE: 73

    PRINCIPAL OF JDM INVESTMENT GROUP. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Co. from 1954 to 1973. Mr. Macomber is a Director of Mettler-Toledo International and Textron Inc. He is Chairman of the Council for Excellence in Government, Rand McNally & Company and Vice Chairman of the Atlantic Council. He is a Director of the National Campaign to Prevent Teen Pregnancy and the Smithsonian Institute and a Trustee of the Carnegie Institution of Washington and the Folger Library. Mr. Macomber serves as the Chairman of the Compensation and Benefits Committee and as a member of the Executive Committee and the Nominating Committee.

                      COMMITTEES OF THE BOARD OF DIRECTORS

    The Executive, Audit, Compensation and Benefits, Finance and Nominating Committees of the Board of Directors are described below.

    EXECUTIVE COMMITTEE. The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Mr. Macomber. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law or the Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee acted by unanimous written consent 17 times during the fiscal year ended November 30, 2000 ("Fiscal 2000").

    AUDIT COMMITTEE. The Audit Committee consists of Mr. Berlind, who chairs the Audit Committee, and Messrs. Ainslie and Cruikshank, all of whom are non-employee Directors and are independent as defined in the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter is attached as Appendix A to this Proxy Statement. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board of Directors as to their selection, reviews the audit plan, fees and audit results, and approves non-audit services to be performed by the auditors and related fees. The Audit Committee held three meetings during Fiscal 2000.

    COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (the "Compensation Committee") consists of Mr. Macomber, who chairs the Compensation Committee, and Mr. Akers and Ms. Merrill, all of whom are non-employee Directors. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Firm, including establishing compensation policies and practices, such as salary, cash incentive, restricted stock, long-term incentive compensation and stock purchase plans and other programs, and making grants under such plans. The Compensation Committee also establishes and administers all of the Company's employee benefit and compensation plans and has the authority, where appropriate, to delegate its duties. The Compensation Committee held five meetings and acted by unanimous written consent five times during Fiscal 2000.

    FINANCE COMMITTEE. The Finance Committee consists of Dr. Kaufman, who chairs the Finance Committee, and Messrs. Akers and Berlind. The Finance Committee reviews and advises the Board of Directors on the financial policies and practices of the Company, and periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy to the Board of Directors. The Finance Committee held two meetings during Fiscal 2000.

    NOMINATING COMMITTEE. The Nominating Committee consists of Mr. Fuld, who chairs the Nominating Committee but is a nonvoting member, and three non-employee Directors, Messrs. Kaufman and Macomber and Ms. Merrill. The Nominating Committee considers and makes recommendations to the Company's Board of Directors with respect to the size and composition of the Board of Directors and Board Committees and with respect to potential candidates for membership on the Board of Directors. The Nominating Committee held one meeting during Fiscal 2000. The Nominating Committee will consider nominees for Director recommended by Stockholders. Stockholders wishing to submit recommendations for the 2002 Annual Meeting of Stockholders should write to the Corporate Secretary, Lehman Brothers Holdings Inc., 1 World Financial Center, 27th Floor, New York, New York 10281. The Company's By-Laws contain time limitations, procedures and requirements relating to Stockholder nominations.

                      ATTENDANCE AT MEETINGS BY DIRECTORS

    The Board of Directors held seven meetings during Fiscal 2000 and acted once by unanimous written consent. All Directors attended 75 percent or more of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a Director and (b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a Director. The number of meetings held by each Committee during Fiscal 2000 is set forth above.

                           COMPENSATION OF DIRECTORS

    Non-employee Directors receive an annual cash retainer of $45,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld for failure to attend 75% of the total number of meetings. In addition, each non-employee Director who served as a chairman of a Committee of the Board of Directors received an additional annual retainer of $15,000 per Committee, and each non-employee Director who served as a Committee member received $1,500 per Committee meeting.

    RESTRICTED STOCK UNIT AND OPTION GRANTS FOR NON-EMPLOYEE DIRECTORS. An annual equity retainer in the form of a grant of Restricted Stock Units ("RSUs") representing $80,000 fair market value of Common Stock is made to each non-employee Director on the first business day following the Company's Annual Meeting of Stockholders. The number of RSUs granted is based on the closing price of the Common Stock on the New York Stock Exchange on the day such units are awarded. As of each date that a dividend is paid on Common Stock, each non-employee Director holding RSUs is credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of RSUs held by the non-employee Director, divided by (C) the closing price of the Common Stock on the New York Stock Exchange on such date. The RSUs vest immediately and are payable in Common Stock upon death, disability or termination of service.

    Alternatively, a non-employee Director may elect to receive options, for three times the number of RSUs he or she would have received, with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date the award is made. The options have a ten-year term, are not forfeitable, and become exercisable in one-third increments on each of the first three anniversaries of the award date or, if sooner, upon termination of service.

    THE COMPANY'S DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. The Company's Deferred Compensation Plan for Non-employee Directors is a nonqualified deferred compensation plan, which provides each non-employee Director an opportunity to elect to defer receipt of cash compensation to be earned for services on the Board of Directors. Each non-employee Director may elect to defer all or a portion of his or her future cash compensation with respect to one or more terms as Director. Such election can be revoked only by a showing of financial hardship and with the consent of the Compensation Committee. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the non-employee Director. Payments commence as the non-employee Director elects, at a specified date in the future or upon termination of service as a non-employee Director.

    THE COMPANY'S FROZEN RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. Prior to May 1994, the Company maintained the Company's Retirement Plan for Non-employee Directors which was a nonqualified retirement plan which provided a limited annual retirement benefit for non-employee Directors who had earned five or more years of service as defined in the plan. Participation in this plan was frozen on May 31, 1994. Any non-employee Director who had, on such date, completed at least five years of service as a Director (determined in accordance with the plan) has vested benefits under the plan. Any individual who was a non-employee Director on such date, but had not completed five years of service as of such date, acquired vested benefits under this plan at the time such individual completed such five years of service as a Director. Any individual who became a non-employee Director after such date was ineligible to participate in this plan. Vested benefits under this plan will be paid after a participant ceases to be a Director.

                       EXECUTIVE OFFICERS OF THE COMPANY

    Biographies of the current Executive Officers of the Company (the "Executive Officers") are set forth below, excluding Mr. Fuld's biography, which is included above. Each Executive Officer serves at the discretion of the Board of Directors.

DAVID GOLDFARB                                                                                        AGE: 43

    CHIEF FINANCIAL OFFICER. Mr. Goldfarb has been the Chief Financial Officer of the Company since April 2000 and is a member of the Firm's Operating Committee. Mr. Goldfarb served as the Company's Controller from July 1995 to April 2000. Mr. Goldfarb has been the Chief Financial Officer of LBI since
July 1998. Mr. Goldfarb joined the Firm in 1994; prior to that, Mr. Goldfarb was a partner at Ernst & Young.

JOSEPH M. GREGORY                                                                                     AGE: 48

    CHIEF ADMINISTRATIVE OFFICER. Mr. Gregory has been the Chief Administrative Officer of the Company since April 2000. From 1996 to April 2000 Mr. Gregory was Head of the Firm's Global Equities Division, in charge of the overall equities business. Mr. Gregory is also a member of the Firm's Executive Committee and Operating Committee. From 1994 to 1996 he was Head of the Firm's Fixed Income Division. He was named Co-Head of the Fixed Income Division in 1991. From 1980 to 1991, he held various management positions in the Fixed Income Division, including Head of the Firm's Mortgage Business. Mr. Gregory joined the Firm in 1974 as a commercial paper trader. Mr. Gregory is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

JEREMY M. ISAACS                                                                                      AGE: 36

    CHIEF EXECUTIVE OFFICER--EUROPE AND ASIA. Mr. Isaacs has been the Head of the Firm's Asian operations since April 2000 and Head of the Firm's European operations since December 1999. He is also a member of the Firm's Executive Committee and Operating Committee. Mr. Isaacs joined the Firm in 1996 as Co-Chief Operating Officer, European Equities, and later that year became Head of the Firm's global equity derivatives activities. In 1997 he additionally became Head of the Firm's overall equities activities in Europe. In March 1999 he was appointed Chief Operating Officer of European activities, and in December 1999 was appointed Chief Executive of the Firm's European activities. Prior to joining Lehman Brothers, Mr. Isaacs was an Executive Director at Goldman Sachs, a firm he joined in 1989.

BRADLEY H. JACK                                                                                       AGE: 42

    HEAD OF INVESTMENT BANKING DIVISION. Mr. Jack has been the Head of the Firm's Investment Banking business since 1996. Mr. Jack is also a member of the Firm's Executive Committee and Operating Committee. From 1993 to 1996 he was a Sector Head in Investment Banking, responsible for the Firm's businesses involving Debt Capital Markets, Financial Services, Leveraged Finance and Real Estate. Prior to that he was head of the Firm's Fixed-Income Global Syndicate activities. Mr. Jack joined the Firm in 1984 as an associate in the Fixed Income Division. Mr. Jack is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation and a member of the Board of Trustees of the Juilliard School.

STEPHEN M. LESSING                                                                                    AGE: 46

    SENIOR CLIENT RELATIONSHIP MANAGER AND HEAD OF PRIVATE CLIENT
GROUP. Mr. Lessing has been Senior Client Relationship Manager and Head of the Private Client Group since April 2000. Mr. Lessing has served the Firm in a variety of capacities, including service as Co-Head of the Firm's Capital Markets

Division. From 1996 to April 2000 Mr. Lessing was Head of Global Sales and Research, responsible for the Firm's Fixed Income and Equity Sales and Research organizations, as well as of the Private Client Services business, which focuses on high-net-worth individuals and middle market institutions. Mr. Lessing is also a member of the Firm's Executive Committee and Operating Committee. From 1992 to 1996 he was Head of Global Fixed Income Sales. From 1982 to 1992
Mr. Lessing held various management positions in the Fixed Income Division, including Head of the Mortgage Business and National Sales Manager for Money Markets, Governments and Central Funding. Mr. Lessing joined the Firm in 1980 as an associate in the Fixed Income Division. Mr. Lessing is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation, a member of the Board of Directors of the International Tennis Hall of Fame, a member of the Board of Directors of Lessing's Inc. and a member of the Board of Directors of the Securities Industry Association. He is also a member of the Board of Trustees of Fairfield University.

JEFFREY VANDERBEEK                                                                                    AGE: 43

    HEAD OF CAPITAL MARKETS DIVISION. Mr. Vanderbeek is Head of the Firm's Capital Markets Division and previously served as Co-Head of that Division. From 1996 to April 2000, Mr. Vanderbeek was Head of the Fixed Income Division, in charge of the overall fixed income business. Mr. Vanderbeek is also a member of the Firm's Executive Committee and Operating Committee. He became Chief Operating Officer of the Fixed Income Government Department in May 1993 and Chief Operating Officer of the Fixed Income Derivatives Department in
June 1993. Mr. Vanderbeek joined Lehman Brothers in February 1984 as Managing Director and Chief Operating Officer in the Fixed Income Central Funding Department. Mr. Vanderbeek is a member of the Board of Directors of the Dorothy Rodbell Cohen Foundation.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth beneficial ownership information as of February 8, 2001 with respect to the Common Stock for each current Director of the Company (which include all nominees for Director), each Executive Officer named in the tables set forth under "Compensation of Executive Officers" below and all current Directors and Executive Officers as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the Directors or Executive Officers beneficially owned any of the Company's other outstanding equity securities as of February 8, 2001.

                                                                NUMBER OF SHARES OF
                                                               COMMON STOCK WHICH MAY            PERCENT OF
                                        NUMBER OF SHARES     BE ACQUIRED WITHIN 60 DAYS         OUTSTANDING
BENEFICIAL OWNER                       OF COMMON STOCK (A)      OF FEBRUARY 8, 2001           COMMON STOCK (B)
----------------                       -------------------   --------------------------   ------------------------
Michael L. Ainslie...................          23,945                     9,546                                  *
John F. Akers........................           8,439                     9,546                                  *
Roger S. Berlind (c).................         291,408                     9,546                                  *
Thomas H. Cruikshank.................          21,254                         0                                  *
Richard S. Fuld, Jr. (d).............       3,853,597                 3,431,640                               2.87
Joseph M. Gregory....................       2,081,098                 2,177,652                               1.69
Jeremy M. Isaacs.....................         515,271                   900,000                                  *
Bradley H. Jack......................       1,331,130                 1,395,264                               1.08
Henry Kaufman (e)....................          33,713                     7,142                                  *
Stephen M. Lessing...................       1,942,095                 1,832,000                               1.50
John D. Macomber.....................          59,408                     9,546                                  *
Dina Merrill.........................          21,408                     9,546                                  *
Jeffrey Vanderbeek...................       1,401,044                 2,254,000                               1.45
All current Directors and Executive
  Officers as a group (14
  individuals).......................      11,656,245                12,045,428                               9.04

------------------------

*   Less than one percent.

(a) Amounts include vested and unvested RSUs. RSUs are convertible on a one-for-one basis into shares of Common Stock, but cannot be sold or transferred until converted to Common Stock and, with respect to each person identified in the table, are not convertible within 60 days following February 8, 2001. A portion of the vested RSUs held by the Executive Officers are subject to forfeiture for detrimental or competitive activity. Nonetheless, an Executive Officer who holds RSUs will be entitled to direct the Incentive Plans Trustee to vote a number of Trust Shares that is proportionate to the number of RSUs held irrespective of vesting; such number of Trust Shares will be calculated prior to the Annual Meeting and will be determined by the number of Trust Shares held by the Incentive Plans Trust on the Record Date and the extent to which Current Participants under the Incentive Plans return voting instructions to the Incentive Plans Trustee. See "Introduction--The Voting Stock."

(b) Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on the Record Date.

(c) Includes 80,000 shares of Common Stock held by Mr. Berlind's wife, as to which Mr. Berlind disclaims beneficial ownership.

(d) Includes 7,186 shares of Common Stock held by Mr. Fuld's children, as to which Mr. Fuld acts as custodian.

(e) Includes 25,000 shares of Common Stock held by Dr. Kaufman's wife, as to which Dr. Kaufman disclaims beneficial ownership.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee oversees the Compensation Programs of the Company, with particular attention to the compensation of the Company's Chief Executive Officer and the other Executive Officers. The Compensation Committee is comprised of Mr. Macomber, who chairs the Compensation Committee, Mr. Akers and Ms. Merrill.

    In making its decisions with respect to the compensation of Executive Officers, the Compensation Committee has adopted the following philosophical positions and policies:

    - Deliver a significant portion of total compensation in equity-based awards, thereby aligning the financial interest of Executive Officers with stockholders and encouraging prudent long-term strategic decisions. Where feasible, based on market conditions and other factors, shares will be repurchased in the market to avoid stockholder dilution.

    - Tie compensation for Executive Officers to both annual and long-term performance goals, which further aligns the interests of Executive Officers with those of stockholders and rewards Executive Officers for achievements.

    - Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm may recruit and retain talented Executive Officers who are key to the Company's long-term success.

    The elements and weightings of the compensation program at the Company are comparable to those used in the investment banking industry, but are considerably different from those of other major corporations operating in different industries. The securities industry typically pays higher levels of compensation than other industries, such as manufacturing, transportation, utilities or retail. The nature of the securities industry requires that the workforce consist of a large percentage of highly skilled professionals, who are in great demand due to the revenue they can generate. Competitive pressure to hire these professionals results in high levels of compensation in order to attract and retain the talent needed to compete effectively.

    Total compensation is comprised of base salary and both cash and noncash incentive compensation. Base salaries are intended to make up a small portion of total compensation. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which follow the financial performance of the Company.

    As in years past, a key element of Executive Officer compensation for Fiscal 2000 was a pre-established compensation formula, which in Fiscal 2000 was based on the Company's return on equity. The formulas were intended to provide a specific amount of annual compensation, which is paid in cash and Restricted Stock Units ("RSUs"). The RSUs are subject to significant vesting and forfeiture restrictions, and cannot be sold or transferred until converted to Common Stock.

    Additionally, Fiscal 2000 Executive Officer compensation included a long-term incentive plan ("LTIP") as a component of total compensation. Whereas the cash and RSU components of total compensation are based upon annual performance goals, the LTIP awards Performance Stock Units ("PSUs") over a longer period. Under the current LTIP, the Company's return on equity as well as any price appreciation in the Common Stock over a three and one-half year period will determine an award of RSUs which will vest in one-third increments in 2006 through 2008. The performance component of the LTIP seeks to further align executive performance with Stockholder interests. The vesting component seeks to encourage the retention of talented executives, particularly if the Company's return on equity and stock price result in a meaningful award.

    The Compensation Committee also utilized stock option awards in Fiscal 2000 to further encourage Executive Officers to strive for long-term Stockholder value. The options were awarded with exercise prices equal to fair market value on the date of the grant, and with terms providing for exercisability in four and one-half years. Vesting was designed to accelerate as the market price of the Common Stock increased to levels well above the market price on the date of grant. The price of the Common Stock increased significantly during Fiscal 2000, meeting these price targets, and such options became fully exercisable in accordance with their terms. The Compensation Committee believes that options assist the Firm in maintaining a competitive compensation program.

    In determining overall Executive Officer compensation for Fiscal 2000, the Compensation Committee also considered a number of business factors and conditions. Fiscal 2000 was a record year for the Company which posted the highest level of revenues, pretax income, net income and return on equity in its history. Productivity improved, expenses were controlled and the balance sheet and liquidity were substantially strengthened. Share price was up significantly at fiscal year end 2000 from fiscal year end 1999. In addition, the Compensation Committee reviewed compensation provided in the prior year, along with estimates of compensation for the current year, for competitor firms. In making its determinations, the Compensation Committee had available to it third-party advisors knowledgeable about industry practices.

    In establishing Fiscal 2000 compensation for Richard S. Fuld, Jr., the Company's Chairman and Chief Executive Officer, the Compensation Committee considered the following performance factors (to which it did not assign any specific relative weights):

    - Overseeing the record financial results of the Company.

    - Strengthening the Company's balance sheet.

    - Maintaining expense discipline while significantly increasing headcount.

    - Further diversifying the sources of revenue by strengthening the Firm's higher margin businesses.

    - Adding to, and strengthening, management throughout the organization.

    On the general criteria of leadership, management and governance, it is the Compensation Committee's judgment that Mr. Fuld's Fiscal 2000 performance was above expectations. Notably, the actual financial results of the Company for Fiscal 2000 were significantly higher than for 1999. Since the major portion of Mr. Fuld's compensation is based on financial results, his Fiscal 2000 compensation reflects an increase from 1999.

    Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million unless the payments are made under qualifying performance-based plans. For the compensation year ended
November 30, 2000, these procedures were adhered to. While the Compensation Committee currently seeks to maximize the deductibility of compensation paid to Executive Officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

                                          Compensation and Benefits Committee:
                                          John D. Macomber, Chairman
                                          John F. Akers
                                          Dina Merrill
                                          February 26, 2001

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last completed fiscal year, John D. Macomber, John F. Akers and Dina Merrill served on the Compensation Committee. None of these individuals has ever served as an officer or employee of the Firm.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows, for the years ended November 30, 2000, 1999 and 1998, as applicable, the cash and other compensation paid or accrued and certain long-term awards made to the Chairman and Chief Executive Officer (the "CEO") and to the Company's five most highly compensated executive officers other than the CEO for services in all capacities. Mr. Isaacs became an Executive Officer in Fiscal 2000. All such named Executive Officers, other than the CEO, received the same total compensation, based on the same broad financial and other performance goals. The Compensation Committee believes this compensation structure will build a team/partnership approach at the most senior level of the Firm.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                      ANNUAL COMPENSATION            -------------------------
       NAME AND PRINCIPAL                    -------------------------------------   RESTRICTED    SECURITIES
          POSITION AT              FISCAL                            OTHER ANNUAL    STOCK UNIT    UNDERLYING       ALL OTHER
       NOVEMBER 30, 2000            YEAR      SALARY      BONUS      COMPENSATION     AWARDS(A)    OPTIONS(B)    COMPENSATION(C)
--------------------------------  --------   --------   ----------   -------------   -----------   -----------   ----------------
R. S. Fuld, Jr..................    2000     $750,000   $8,750,000        $0         $13,572,896     800,000         $13,710
Chairman and Chief                  1999      750,000    4,500,000         0           7,500,350     800,000           8,778
Executive Officer                   1998      750,000    2,350,000         0           6,643,437     700,000           7,908

J. M. Gregory...................    2000     $450,000   $8,050,000        $0         $ 7,857,992     600,000         $ 5,339
Chief Administrative                1999      450,000    3,550,000         0           4,285,914     700,000           4,810
Officer                             1998      450,000    2,300,000         0           3,928,915     600,000           4,333

J.M. Isaacs.....................    2000     $450,000   $8,050,000        $0         $ 7,857,992     600,000         $ 7,200
Chief Executive Officer--
Europe and Asia

B. H. Jack......................    2000     $450,000   $8,050,000        $0         $ 7,857,992     600,000         $     0
Head of Investment                  1999      450,000    3,550,000         0           4,285,914     700,000               0
Banking                             1998      450,000    2,300,000         0           3,928,915     600,000               0

S. M. Lessing...................    2000     $450,000   $8,050,000        $0         $ 7,857,992     600,000         $ 2,347
Senior Client Relationship          1999      450,000    3,550,000         0           4,285,914     700,000           2,114
Manager and Head of Private         1998      450,000    2,300,000         0           3,928,915     600,000           1,905
Client Group

J. Vanderbeek...................    2000     $450,000   $8,050,000        $0         $ 7,857,992     600,000         $ 1,084
Head of Capital Markets             1999      450,000    3,550,000         0           4,285,914     700,000             709
Division                            1998      450,000    2,300,000         0           3,928,915     600,000             610

------------------------

(a) Fiscal 2000 amounts represent RSUs awarded under the Company's 1996 Management Ownership Plan. The values indicated are based on the closing trading price of the Common Stock on the New York Stock Exchange ("NYSE") for November 30, 2000, $49.5625, which is also the undiscounted award price for the Fiscal 2000 awards. However, RSUs actually are issued at a discount because they are subject to significant vesting and forfeiture restrictions and cannot be sold or transferred until they convert to Common Stock on November 30, 2005. Dividends are payable by the Company on all such holdings from their respective dates of award, and are reinvested in additional RSUs.

   At November 30, 2000, the total number of RSUs held by Messrs. Fuld, Gregory,
    Isaacs, Jack, Lessing and Vanderbeek was 2,763,427.35, 1,846,464.58, 515,271.33, 1,294,334.48, 1,465,335.07, and 1,294,334.48, respectively. The value of these holdings at the November 30, 2000 closing price per share of Common Stock of $49.5625 was $136,962,368, $91,515,401, $25,538,135,
    $64,150,453, $72,625,669 and $64,150,453, respectively. Included in the total number of RSUs for Messrs. Fuld, Gregory, Jack, Lessing and Vanderbeek are the following amounts of RSUs based on 1996 PSU awards: 439,690.25, 329,767.70, 219,845.11, 219,845.11 and 219,845.11, respectively. Also included in
    the total number of RSUs for Messrs. Fuld, Gregory, Jack, Lessing and Vanderbeek are the following amounts of RSUs based on 1997 PSU awards:
    523,229.77, 345,330.48, 261,612.90, 261,612.90 and 261,612.90, respectively.

(b) Adjusted to reflect the Company's two-for-one stock split in October 2000.

(c) The amount reported under "All Other Compensation" for Mr. Isaacs represents the Firm's contribution under its U.K. defined contribution pension plan. The other amounts reported under "All Other Compensation" for Fiscal 2000 consist of the dollar value of above-market earnings on deferred compensation. Included are credits to compensation deferred pursuant to the Executive and Select Employees Plan, which was established in 1985, and the Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977 and 1980.

    The following table contains information concerning the grant of nonqualified stock options in Fiscal 2000 to the named Executive Officers. These hypothetical present values are presented pursuant to SEC rules even though there is no assurance that such values will ever be realized. The actual amount, if any, realized upon the exercise of stock options would depend upon the market price of Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised.

                      OPTION GRANTS IN LAST FISCAL YEAR(A)

                                     NUMBER OF      PERCENT OF
                                    SECURITIES    TOTAL OPTIONS
                                    UNDERLYING      GRANTED TO       EXERCISE                   GRANT DATE
                                      OPTIONS       EMPLOYEES      OR BASE PRICE   EXPIRATION    PRESENT
NAME                                GRANTED (B)   IN FISCAL YEAR     PER SHARE        DATE      VALUE (C)
----                                -----------   --------------   -------------   ----------   ----------
R. S. Fuld, Jr....................    800,000          3.8%           $31.625      02/17/2005   $5,212,000
J. M. Gregory.....................    600,000          2.9%            31.625      02/17/2005    3,909,000
J. M. Isaacs......................    600,000          2.9%            31.625      02/17/2005    3,909,000
B. H. Jack........................    600,000          2.9%            31.625      02/17/2005    3,909,000
S. M. Lessing.....................    600,000          2.9%            31.625      02/17/2005    3,909,000
J. Vanderbeek.....................    600,000          2.9%            31.625      02/17/2005    3,909,000

------------------------

(a) Amounts have been adjusted to reflect the Company's two-for-one stock split in October 2000.

(b) Five-year nonqualified stock options were granted on February 18, 2000 with terms providing for exercisability in four and one-half years and for accelerated exercisability in one-third increments if the closing price of the Common Stock on the NYSE reached $42.50, $47.50 and $52.50, respectively, for 15 out of 20 consecutive trading days. These price targets were met during Fiscal 2000.

(c) These values were calculated using the Black-Scholes option pricing model as of the grant date. The Black-Scholes model is a mathematical formula that is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options, which was not true for the options granted to the named Executive Officers at the time of grant. Therefore, certain discounting assumptions about the time of exercise and risk of forfeiture were applied, as indicated below.

    The following assumptions were used in employing the Black-Scholes option pricing model: an exercise price equal to the closing price of the Common Stock on the date of grant; an expected option life of two and one-half years; a dividend rate of $0.22 per share; a risk-free rate of return equal to the yield for the U.S. Treasury Strip security with a maturity date closest to the expected option life of the grant; an expected Common Stock price volatility rate based on historical volatility; and a 10% per annum adjustment for nontransferability or risk of forfeiture during the vesting period.

    The following table sets forth information concerning the exercise of stock options during Fiscal 2000 by each of the named Executive Officers and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(A)

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING                VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS
                                                                 FISCAL YEAR END            AT FISCAL YEAR END(B)
                           SHARES ACQUIRED      VALUE      ---------------------------   ----------------------------
NAME                         ON EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                       ---------------   -----------   -----------   -------------   ------------   -------------
R. S. Fuld, Jr...........      800,000       $42,950,000    3,896,640            0       $111,998,085    $        0
J. M. Gregory............      453,652        20,053,725    2,522,348            0         66,433,167             0
J. M. Isaacs.............            0                 0      900,000       60,408         17,793,750     1,759,383
B. H. Jack...............      319,934        10,133,376    2,133,736            0         52,538,787             0
S. M. Lessing............      400,000        14,400,000    2,832,000            0         78,322,970             0
J. Vanderbeek............      236,000         7,001,000    2,254,000            0         56,665,345             0

------------------------

(a) Amounts have been adjusted to reflect the Company's two-for-one stock split in October 2000.

(b) Aggregate values shown above represent the excess of $49.5625 per share, the closing price of the Common Stock on November 30, 2000 on the NYSE, over the respective exercise prices of the options. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected above will be realized.

    The following table sets forth information concerning LTIP awards made in Fiscal 2000 to the named Executive Officers.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                               TARGET         PERFORMANCE OR
                                                              NUMBER OF     OTHER PERIOD UNTIL
NAME                                                          UNITS (A)   MATURATION OR PAYOUT(B)
----                                                          ---------   -----------------------
R.S. Fuld Jr................................................   240,000          6/1/00--11/30/08
J. M. Gregory...............................................   180,000          6/1/00--11/30/08
J. M. Isaacs................................................   180,000          6/1/00--11/30/08
B. H. Jack..................................................   180,000          6/1/00--11/30/08
S. M. Lessing...............................................   120,000          6/1/00--11/30/08
J. Vanderbeek...............................................   180,000          6/1/00--11/30/08

------------------------

(a) Amounts have been adjusted to reflect the Company's two-for-one stock split in October 2000. Performance Stock Units ("PSUs") are earned based upon return on equity for the Company for the period June 1, 2000 through November 30, 2001 and the fiscal years 2002 and 2003, as well as any price appreciation in the Common Stock from June 1, 2000 through February 28, 2004. Based upon actual performance, participants have the opportunity to earn from zero units up to a multiple of the target units.

(b) The aggregate number of units earned, if any, will convert to RSUs in fiscal 2004 and vest in one-third increments on November 30, 2006, 2007 and 2008.

                                PENSION BENEFITS

    Lehman Brothers Holdings Inc. Retirement Plan (the "U.S. Pension Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible U.S. employees.

    All U.S. employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the U.S. Pension Plan. The U.S. Pension Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Savings Plan and certain other health plan deferral amounts) up to the applicable Internal Revenue Service maximum. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the social security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average taxable wage base. Generally, participants have a nonforfeitable right to their accrued benefits upon completing five years of vesting service. As of November 30, 2000, the estimated annual projected benefits payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Gregory, Jack, Lessing and Vanderbeek are approximately $94,819, $102,573, $88,879, $101,173 and $96,624, respectively.

    Mr. Isaacs is a participant in the Lehman Brothers Pension Scheme (the "U.K. Pension Plan"), a defined contribution plan covering all U.K. employees of Lehman Brothers Ltd. who have completed one year of service, attained the age of 25 and are under 60 years of age. The Firm's contribution under the U.K. Pension Plan for Fiscal 2000 for Mr. Isaacs is reported in the Summary Compensation Table above.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company has adopted a nonqualified, noncontributory Supplemental Retirement Plan ("SRP") covering certain members of the Executive Committee of the Company who are at least age 60 and who have completed at least five years of service or whose age plus service equals or exceeds 85. The SRP is a defined benefit plan and provides for the payment of reduced benefits payable at age 60 if the participant is above age 45 or has completed five years of service. Benefits are not payable in cases of termination or employment by a competitor. In addition, eligibility for SRP benefits is subject to continued employment through July 1, 2001. As of November 30, 2000, the estimated annual projected benefits payable upon retirement at age 60 for Mr. Fuld are $1.25 million, and for each of Messrs. Gregory, Jack, Lessing and Vanderbeek are $700,000. In the event of a change in control, vesting is accelerated.

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

    Pursuant to its authority to accelerate vesting and waive the transfer restrictions for grants of RSUs, in 1994 the Compensation Committee determined to provide for the acceleration of vesting and the waiver of transfer restrictions of the RSUs received by the Executive Officers (and made comparable provisions for all other employees) in the event of a hostile change of control, which generally means a tender offer, acquisition of 20% of the Company's voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors. To the extent there is a change of control which is not hostile, then the RSUs would be paid out but the difference between the acquisition price and the RSU value at grant would be deferred for the shorter of two years or the term of any remaining restrictions and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options held by the Executive Officers and all other employees. In the case of 1996 PSU award grants and 1997 PSU award grants, an additional number of RSUs would be payable following a change of control equal to approximately 90% and 160%, respectively, of the number of RSUs otherwise payable (which aggregate payouts, upon a change of control, would represent the full awards earned pursuant to the performance formula). In addition, under a Cash Awards Plan, if a change of control occurs within six months after a grant of RSUs, then the Chief Executive Officer receives a payment equal to 350% of his previous annual cash compensation, the Chief Administrative Officer shall receive 300% and the other participants shall receive from 200% to 300%.

                               PERFORMANCE GRAPH

    The performance graph below illustrating cumulative stockholder return compares the performance of the Common Stock, measured at each of the Company's last five fiscal year-ends, with that of (1) an index comprised of the common stocks of The Bear Stearns Companies Inc., Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), J.P. Morgan & Co. Incorporated and Paine Webber Group, Inc. ("Paine Webber"), and (2) the S&P 500 Index.

    The graph assumes $100 was invested in the Common Stock and each index on November 30, 1995, and that all dividends were reinvested in full. The investment in the stocks comprising the peer group index has been weighted at the beginning of each measurement period according to the issuing companies' market capitalizations, in accordance with SEC rules. Furthermore, with respect to the peer group index return for the last month of Fiscal 2000, the investments in DLJ and Paine Webber were frozen at their values as of October 31, 2000, the last month-end preceding the date that both such companies ceased to be publicly traded as a result of their respective acquisitions by Credit Suisse First Boston and UBS AG.

                            CUMULATIVE TOTAL RETURN
                FOR LEHMAN BROTHERS HOLDINGS INC. COMMON STOCK,
                    A PEER GROUP INDEX AND THE S&P 500 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                               NOV-95     NOV-96     NOV-97     NOV-98     NOV-99     NOV-00
Lehman Brothers Holdings Inc................    100       129.76     226.66     225.37     346.42     451.86
S&P 500.....................................    100       127.87     164.33      203.2     245.67      235.3
Peer Group..................................    100       124.58     178.16     182.24     218.03      285.9

                                                           CUMULATIVE TOTAL RETURN (IN DOLLARS)
                                              ---------------------------------------------------------------
                                              11/30/95   11/30/96   11/29/97   11/28/98   11/30/99   11/30/00
                                              --------   --------   --------   --------   --------   --------
Lehman Brothers Holdings Inc...............    100.00     129.76     226.66     225.37     346.42     451.86
Peer Group.................................    100.00     127.87     164.33     203.20     245.67     235.30
S & P 500..................................    100.00     124.58     178.16     182.24     218.03     285.90

                      CERTAIN TRANSACTIONS AND AGREEMENTS
                     WITH DIRECTORS AND EXECUTIVE OFFICERS

    In the ordinary course of business, the Firm from time to time engages in transactions with other corporations or financial institutions whose officers or directors are also Executive Officers or Directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the Directors or Executive Officers of the Company or those of the other corporations or financial institutions involved.

    From time to time, Executive Officers and Directors of the Company and their associates may be indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be indebted to LBI, as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such Executive Officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as investment services, limited partnership investments and financial counseling, on terms similar to those extended to employees of the Company generally. From time to time since the beginning of Fiscal 2000, the Company, through certain of its subsidiaries, in the ordinary course of business has provided investment, financial advisory and other services to certain corporations and entities with which certain of its Directors and prior Directors are affiliated.

    Throughout Fiscal 2000 the Company was party to a consulting agreement with Henry Kaufman & Company, Inc. ("HK Company") pursuant to which HK Company will provide, upon request, advice to the Firm on global initiatives, economic forecasts and other matters. HK Company receives a consulting fee of $12,500 per month. Henry Kaufman, a Director of the Company, is a principal of HK Company. The contract expires in April 2001, subject to renewal by agreement of the parties.

    Lehman Brothers Communications Capital Partners, I L.P. ("Communications") is a limited partnership established in 2000 to provide senior officers and other employees, directors and consultants of the Firm with the opportunity to invest in a private equity fund. Communications will co-invest with a Lehman Brothers subsidiary, Lehman Brothers Communications Associates Inc. ("Associates"), and with Lehman Brothers Communications Partners L.P., a private equity fund organized for third party investors, generally in proportions based upon the respective outstanding capital commitments of the three investing entities. Associates also acts as general partner for Communications. The investment objective of Communications is to seek substantial capital appreciation through communications industry capital investments. Communications has capital commitments of $168.3 million from the limited partners and $1.7 million from the general partner. Each of the Company's Executive Officers, each Director, other than Messrs. Akers and Macomber and Ms. Merrill, and Mr. McKeever, a former executive officer of the Company, are limited partners in Communications. Adult children of each of Messrs. Akers and Macomber and Ms. Merrill are also limited partners in Communications. Distributions of investment proceeds in respect of a communications industry capital investment generally will be made to the limited partners and the general partner pro rata in proportion to each of their capital contributions until their capital is returned, and any subsequent profits generally will be divided 90% to the limited partners and 10% to the general partner.

    Lehman Brothers Partnership Account 2000/2001, L.P. ("Partnership Account 2000") is a limited partnership established in 2000 to provide employees, consultants and directors of the Firm with the opportunity to invest in a portfolio of investment opportunities. Partnership Account 2000 will participate in a group of proprietary private equity investment partnerships created and managed by the Firm, as well as other investment opportunities identified by the Firm. A subsidiary of the Company acts as general partner for Partnership Account 2000. The investment objective of Partnership Account

2000 is to achieve long-term capital appreciation through a diverse group of equity-oriented investments. Partnership Account 2000 has capital commitments of $189.7 million, which may be increased to as much as $220 million. Each of the Company's Executive Officers, and each Director, other than Messrs. Akers, Cruikshank and Macomber and Ms. Merrill, are limited partners in Partnership Account 2000. Adult children of Mr. Macomber are also limited partners in Partnership Account 2000. The limited partners are contributing an aggregate of $37.9 million. The general partner is making a regular capital contribution of $0.4 million and a preferred capital contribution of $151.5 million to Partnership Account 2000. The general partner's capital contribution, together with a fixed return, will generally be distributed to the general partner before any other distributions are made. Thereafter, the limited partners' capital contributions will be distributed to the limited partners, and any subsequent profits generally will be divided 90% to the limited partners and 10% to the general partner.

                    CERTAIN TRANSACTIONS AND AGREEMENTS WITH
                       AMERICAN EXPRESS AND SUBSIDIARIES

    American Express has invested $29.4 million in two merchant banking partnerships in which subsidiaries of the Company act as general partner, and American Express received partnership distributions in an aggregate amount of $100,000 in respect of these investments in Fiscal 2000.

    Until January 2001 Lehman Brothers Financial Resource Accounts included, as one of the features of the integrated financial services accounts, the Gold Card issued by American Express Travel Related Services Company, Inc. ("TRS"), for which LBI paid TRS a portion of the fees received from the holders. TRS also provides the Corporate Card to employees of the Firm, for which TRS has waived all annual fees. In January 1994, the Company agreed to consolidate all of the Firm's domestically initiated business travel reservations through the TRS Travel Center in Omaha. Such arrangements with respect to the Corporate Card and travel services continue to be in effect.

    In August 1990, American Express agreed to guarantee certain payments to employees who were then active employees of the Company under certain deferred compensation programs. As of December 31, 2000, deferred compensation with an aggregate balance of approximately $79 million was covered by this guarantee. The Company pays American Express an annual fee equal to 0.625% on approximately two-thirds of the outstanding balance under such deferred compensation plans, in consideration of American Express maintaining the guarantee, which is scheduled to expire in September 2001.

    On June 28, 1991, the Company sold its subsidiary, The Balcor Company, to a wholly owned subsidiary of American Express. In connection therewith, an interest bearing note in the principal amount of approximately $88.4 million was repaid to the Company by American Express in December 2000.

    During Fiscal 2000, the Company repurchased from American Express
$88 million (aggregate liquidation preference) of the Company's then-outstanding Series B Preferred Stock at par.

    The Firm, from time to time, provides investment banking, commercial paper placement, brokerage and various other financial services such as repurchase transactions, investment advisory, strategic advisory and derivative products to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain dispositions. The Firm, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions, including foreign exchange and precious metals transactions. In addition to the services referred to above, American Express and its subsidiaries provide banking and other financial services to the Firm. All of these transactions are done on an arm's-length basis with customary fees.

    The Company and American Express entered into an Agreement dated May 26, 1994 (the "Tax Allocation Agreement"), which provided for the allocation, settlement and payment of the Company's federal, state and local income tax liabilities for the years during which the Company and any of its subsidiaries were included in the American Express consolidated Federal income tax return or any combined or unitary state and local tax returns. Under the terms of the Tax Allocation Agreement, American Express retained significant control and discretion over issues relating to the allocation, settlement and payment of the covered tax liabilities, including the resolution of proposed audit adjustments. For income tax filings relating to periods commencing on or after June 1, 1994 (the date of the Company's spin-off from American Express), the Company files its own consolidated Federal income tax return and applicable state and city filings.

    The Company, LBI and Lehman Commercial Paper Inc. (collectively, the "LB Co-tenants") are co-tenants together with American Express and certain of its subsidiaries (the "AXP Co-tenants" and, together with the LB Co-tenants, the "Co-tenants") of the leasehold interest in 3 World Financial Center in New York City (the "Property"). The Co-tenants' relationship with respect to the Property is governed by an Agreement of Tenants-In-Common. The agreement provides, among other things, that each Co-tenant is obligated to pay its proportionate share of all Property obligations and limits the actions that may be taken by individual Co-tenants. The AXP Co-tenants and LB Co-tenants were liable, on a limited recourse basis, for their proportionate share of the debt (zero-coupon notes which matured in December 2000) issued by the Co-tenants to finance the Property. The LB Co-tenants' share of such debt as of December 12, 2000, the date such notes were repaid, amounted to approximately $223.2 million and until repayment had been guaranteed by American Express.

            CERTAIN TRANSACTIONS WITH OTHER INSTITUTIONAL INVESTORS
                             AND THEIR SUBSIDIARIES

    In June 1999 FMR Corp. ("Fidelity") and the Company announced an alliance across a broad spectrum of investment products, research and distribution channels. Under the alliance, certain of Fidelity's brokerage clients will gain greater access to a wide range of equity and fixed income products, including Lehman Brothers research and the possibility of participating in Lehman Brothers lead-managed initial and secondary public offerings, and Fidelity will be the principal channel for Lehman Brothers to distribute underwritten securities to eligible retail brokerage customers outside its own network of high net worth retail brokers.

    In the ordinary course of business and at customary and usual fees therefor, the Firm may provide to Fidelity and its subsidiaries, and other institutional stockholders, brokerage and other financial services; on the same basis, such companies may provide mutual fund, insurance and other financial services to the Firm.

                                   PROPOSAL 2
            RATIFICATION OF THE COMPANY'S SELECTION OF ITS AUDITORS

    The Board of Directors recommends to the Stockholders that they ratify the selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Firm for Fiscal 2001.

    The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the selection of auditors.

    In the event that the Stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.

    A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

                     ERNST & YOUNG LLP FEES FOR FISCAL 2000

    AUDIT FEES. Audit fees billed to the Company by Ernst & Young LLP with respect to the Fiscal 2000 financial statements were $5,500,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No services were performed by, or fees incurred to, Ernst & Young LLP in connection with financial information systems design and implementation projects for Fiscal 2000.

    ALL OTHER FEES. All other fees billed by Ernst & Young LLP with respect to Fiscal 2000 were $6,309,000, including audit related services of $3,963,000 and other non-audit services of $2,346,000. Audit related services generally include fees for statutory and employee benefit plan audits, other attest services for certain subsidiary companies, accounting consultations, internal audit services and work on SEC registration statements.

    The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining Ernst & Young's independence.

                             AUDIT COMMITTEE REPORT

    The Audit Committee of the Company's Board of Directors is composed of three non-employee Directors and operates under a written charter adopted by the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of the Company's independent auditors.

    Management is responsible for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

    In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee further discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.

    The Company's independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

    Based upon the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representations of management and the report and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2000 for filing with the Securities and Exchange Commission.

                                          Audit Committee:
                                          Roger S. Berlind, Chairman
                                          Michael L. Ainslie
                                          Thomas H. Cruikshank
                                          February 26, 2001

                                   PROPOSAL 3
       ADOPTION OF AN INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES

GENERAL

    The Board of Directors has declared advisable an amendment to the Company's Restated Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock from 300 million to 600 million (the "Amendment") and has directed that the Amendment be submitted to the stockholders at the Annual Meeting.

    The Restated Certificate of Incorporation presently authorizes the issuance of 300 million shares of Common Stock and 38 million shares of preferred stock. The Amendment would increase the authorized number of shares of Common Stock to 600 million. No change is proposed in the number of authorized shares of preferred stock.

PROPOSED AMENDMENT

    If the Amendment is adopted, the text of the first sentence of Article 4.1 of the Company's Restated Certificate of Incorporation would read in its entirety as follows:

    4.1 AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation shall have authority to issue is six hundred million (600,000,000) shares of common stock with one vote per share, $0.10 par value per share (the "Common Stock") and thirty-eight million (38,000,000) shares of preferred stock, $1.00 par value per share (the "Preferred Stock").

GENERAL EFFECT OF PROPOSED AMENDMENT AND REASONS FOR APPROVAL

    Of the Company's 300 million authorized shares of Common Stock, approximately 250.2 million were issued and outstanding as of February 8, 2001 following the Company's October 2000 two-for-one stock split. At February 8, 2001, after taking into account approximately 36.3 million shares of Common Stock reserved for issuance under compensation plans, approximately
13.5 million of the 300 million shares authorized in the Restated Certificate of Incorporation remain available for issuance. The Board of Directors believes the Amendment is advisable in order to maintain the Company's financing and capital-raising flexibility, to facilitate future stock splits, to have shares available for use in employee benefit plans and other corporate purposes, and to generally maintain the Company's flexibility in today's competitive, fast-changing environment. There are no present agreements, understandings or plans for the issuance of any of the additional shares that would be authorized by the Amendment.

    Adoption of the Amendment would enable the Board from time to time to issue additional shares of Common Stock for such purposes and such consideration as the Board may approve without further approval of the Company's stockholders, except as may be required by law or the rules of any national securities exchange on which the shares of Common Stock are at the time listed. As is true for shares presently authorized, Common Stock authorized by the Amendment may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.

    There are no preemptive rights with respect to Common Stock. The additional authorized shares of Common Stock would have the identical powers, preferences and rights as the shares now authorized. Under Delaware law, stockholders will not have any dissenters' or appraisal rights in connection with the Amendment. If the Amendment is adopted by the Stockholders, it will become effective upon executing, acknowledging and filing a Certificate of Amendment required by the General Corporation Law of Delaware.

VOTE REQUIRED

    The affirmative votes of a majority of the outstanding shares of Voting Stock voting as a single class and a majority of the outstanding shares of Common Stock voting as a separate class, are required for adoption of the Amendment. In determining whether the Amendment has received the requisite number of affirmative votes, abstentions and broker nonvotes will have the same effect as votes against the Amendment.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 3.

                                 OTHER MATTERS

    Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

    You are urged to sign, date and return the enclosed proxy card as promptly as possible, using the prepaid envelope provided for such purpose, or vote online or by telephone according to the instructions on the proxy. It is hoped that registered Stockholders will give us advance notice of their plans to attend the Annual Meeting by marking the box provided on the proxy card or by registering their intention when voting online or by telephone.

    If you will need special assistance at the Annual Meeting because of a disability, please contact the Corporate Secretary of the Company, Mr. Jeffrey
A. Welikson, at (646) 836-2150 or at jwelikso@lehman.com. Directions to the meeting are on the last page of this Proxy Statement.

    DEADLINE FOR SUBMITTING PROPOSALS FOR NEXT YEAR'S MEETING. Stockholders who intend to present proposals for inclusion in the proxy material to be distributed by the Company in connection with the Company's 2002 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company on or before October 29, 2001.

    In addition, in accordance with Article II, Section 9 of the Company's By-Laws, in order to be properly brought before the 2002 Annual Meeting by a Stockholder, notice of a matter must be received by the Company no later than January 3, 2002.

                                          Jeffrey A. Welikson
                                          Secretary

New York, New York
February 26, 2001

                                                                      APPENDIX A

                         LEHMAN BROTHERS HOLDINGS INC.
                            AUDIT COMMITTEE CHARTER

RESOLVED, that pursuant to Article ELEVENTH of the Restated Certificate of Incorporation and Article IV, Section 2 of the By-Laws the Board of Directors hereby designates an Audit Committee of the Board of Directors, consisting of at least three independent directors, who have no relationship to the Corporation that, in the opinion of the Board of Directors, would interfere with the exercise of their independence from management and the Corporation; and further

RESOLVED, that the Audit Committee shall, on behalf of the Board of Directors, review the accounting, reporting, audit and control practices established by the Corporation's management. To discharge its responsibilities the Committee shall be empowered to conduct its own investigations into relevant issues and, if deemed necessary by the Committee, to retain private counsel or outside expertise; the Committee shall meet at least three times per year and shall report on its activities to the Board of Directors following each meeting of the Audit Committee; and further

RESOLVED, that, in performing its role, the Audit Committee shall:

1. Select the independent certified public accountants (external auditors) to audit the accounts of the Corporation and its subsidiaries, taking into consideration management's proposals for such selection, recommend to the Board, for ratification by the stockholders, the accounting firm so selected, and along with the Board, evaluate such external auditors on an ongoing basis, and if necessary replace such external auditors.

2. Meet with the independent accountants and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, discuss the results of the audit including any comments or recommendations of the external auditors.

3. Review the nature and cost of audit, audit-related and non-audit services performed by the independent accountants.

4. Review any items which could reflect on the external auditors' independence by (i) requesting from such auditors annually a formal, written statement delineating all relationships with the Corporation and (ii) discussing any such relationships and their impact on the auditors' independence. Recommend that the Board take appropriate action in response to such statement to satisfy itself of the auditors' independence.

5. Prior to release of the Corporation's Annual Report on Form 10-K, review with financial management and with the external auditors the financial information to be contained in such report, and based on such review, recommend whether to include such financial statements in the report. Any significant changes in accounting principles or practices should be explained to the Committee by financial management and the external auditors.

6. Prior to the release of the Corporation's interim financial results on Form 10-Q, review with financial management and the external auditors the financial information to be included therein.

7. Confer with the Corporation's financial and auditing personnel and the external auditors on the adequacy and effectiveness of the accounting and financial controls of the Corporation.

8. Review the scope of Internal Audit and Compliance activities, including the proposed audit plans for the coming year, and the coordination with the external auditors. Receive a summary of findings from completed internal audits and a progress report on the current plan.

9. Confer with Internal Auditing and Compliance representatives on significant audit findings and compliance issues and the management process for correcting them.

10. Inquire of management, internal audit and the independent accountants about significant risks and exposures, including technology risks, and assess management's plans for managing such risks.

11. Receive from management reports of findings, and the responses thereto, resulting from examinations by regulatory agencies.

12. Review significant cases of employee misconduct or fraud as brought to the Committee's attention by management.

                DIRECTIONS TO THE LEHMAN BROTHERS HOLDINGS INC.
                      2001 ANNUAL MEETING OF STOCKHOLDERS

    The Firm's World Headquarters, site of the 2001 Annual Meeting of Stockholders, is located at 200 Vesey Street, 3 World Financial Center, on the west side of lower Manhattan in the office complex known as the World Financial Center. The World Financial Center is a part of Battery Park City, a development of office buildings, residences and parks alongside the Hudson River on the southwestern tip of Manhattan. It is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by automobile.

BY SUBWAY

    Take any of the several subway lines (the A, C, E, N or R, or the 1, 2, 3, 4, 5 or 9 trains) that stop at or near the World Trade Center. Walk from the World Trade Center across West Street (formerly known as the Westside Highway) via one of the two pedestrian overpasses. The Company's offices are in 3 World Financial Center, which is the building on the north side of the Winter Garden in the World Financial Center.

BY AUTOMOBILE OR TAXICAB

    Proceed to West Street (formerly known as the Westside Highway) in lower Manhattan, orienting toward the twin towers of the World Trade Center. Enter the World Financial Center, which is directly across West Street from the towers, by turning west on either Murray Street or Vesey Street. Proceed to the main entrance of 3 World Financial Center, which is the building located at the southwest corner of Vesey and West Streets. There is only very limited underground parking in the building. Such parking requires the payment of a fee. Building security may inspect your car before permitting you to park.

                         LEHMAN BROTHERS HOLDINGS INC.

                    Proxy for Annual Meeting of Stockholders

               This proxy is solicited by the Board of Directors

     Joseph Polizzotto, Thomas A. Russo and Jeffrey A. Welikson, or each of them (with full power to act without the others and with full power of substitution), are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on April 3, 2001, and any adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side hereof, which are set forth in detail in the accompanying Proxy Statement.

     This proxy revokes all previous proxies. UNLESS SPECIFIED TO THE CONTRARY, IT WILL BE VOTED FOR ALL PROPOSALS. In their discretion, the proxies are authorized to vote upon any other business which may properly come before the Annual Meeting or any adjournment thereof.

                   (Continued, and to be signed and dated, on the reverse side.)


                                    LEHMAN BROTHERS HOLDINGS INC.
                                    P.O. BOX 11034
                                    NEW YORK, N.Y. 10203-0034

LEHMAN BROTHERS                          VOTE BY TELEPHONE OR INTERNET
LEHMAN BROTHERS HOLDINGS INC.            24 HOURS A DAY, 7 DAYS A WEEK
THREE WORLD FINANCIAL CENTER
NEW YORK, NY 10285

TELEPHONE
800-575-7590

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below; then just follow the simple directions.

INTERNET
http://proxy.shareholder.com/leh

Use the internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below; then just follow the simple directions.

MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.


    Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

                                          -------------------------------------
                                          If you have submitted your proxy by
                                          telephone or the internet there is no
                                          need for you to mail back your proxy.
                                          -------------------------------------



                                              ----------------------------
                                                  CONTROL NUMBER FOR
                                              TELEPHONE OR INTERNET VOTING
                                              ----------------------------

                      DETACH PROXY CARD HERE IF YOU ARE NOT
                         VOTING BY TELEPHONE OR INTERNET
-------------------------------------------------------------------------------

                   If Mailing Your Proxy, Please Detach Here
                 You Must Detach This Portion of the Proxy Card
                  Before Returning it in the Enclosed Envelope

/     /

          The Board of Directors recommends a vote FOR all nominees and
                             FOR proposals 2 and 3.

1.   Election of Class II Director Nominees: 01-Roger S. Berlind  02-Dina
     Merrill
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

FOR all nominees           WITHHOLD AUTHORITY to vote         *EXCEPTIONS
                           for all nominees x

*Exceptions_____________________________________________________________________

2.   Ratification of Ernst & Young LLP as independent auditors for the fiscal
     year 2001.                                    FOR     AGAINST    ABSTAIN

3. Adopt an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.10 par value, from 300 million to 600 million.
                                                   FOR     AGAINST    ABSTAIN

4. To act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

                           Mark here if you plan    Address Change and/or
                           to attend the meeting.   Comments Mark Here x



                                           IMPORTANT: Please sign exactly as
                                           your name or names appear hereon and
                                           when signing as attorney, executor,
                                           administrator, trustee or guardian,
                                           please give full title as such. If
                                           the signature is by a corporation, a
                                           duly authorized officer should sign
                                           in full corporate name. Dated:
                                           ______________________________, 2001

                                           SIGNATURE(S)

PLEASE SIGN, DATE AND MAIL YOUR PROXY      VOTES MUST BE INDICATED
CARD PROMPTLY IN THE ENCLOSED ENVELOPE     (X) IN BLACK OR BLUE INK. X
UNLESS YOU HAVE VOTED BY TELEPHONE OR
INTERNET.

Dear Incentive Plans Participant:

    The Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. will be held on April 3, 2001. State Street Bank and Trust Company, as Trustee of the 1997 Trust under Lehman Brothers Holdings Inc. Incentive Plans, will vote the shares held in the Trust as directed by Participants who have Voting Awards allocated to their accounts.

Enclosed in this package are the following materials:

    - Chairman's letter, notice of 2001 Annual Meeting of Stockholders and Proxy Statement explaining the matters to be voted by stockholders at the meeting

    - Proxy voting instruction card

    - Postage paid return envelope

    As a Participant holding Voting Awards under the Plans, you may direct the Trustee how to vote the number of shares of Lehman Brothers Holdings Inc. held in the Trust equivalent to the Voting Awards allocated to you, according to the formula described below. To do so, please place an X in the appropriate boxes on your proxy card, sign and date the card, and return it in the enclosed postage paid envelope. Alternatively, you may direct the Trustee how to vote your shares by telephone or online according to the instructions on the proxy card. Your votes with respect to the matters set forth in the Proxy Statement will not be confidential.

    Participants' number of votes will be determined by multiplying the total number of Trust shares existing on the Record Date by a number determined by dividing the number of Voting Awards you own by the total number of Voting Awards voted. For example: if the Trust holds 1,000 shares on the Record Date, you hold 50 Voting Awards, and 600 Awards vote, the vote allocated to you would equal 1,000 x 50/600 or 83.33 votes.

    BECAUSE YOUR VOTE IS IMPORTANT, YOU ARE STRONGLY ENCOURAGED TO PROVIDE YOUR VOTING INSTRUCTIONS TO THE TRUSTEE AS SOON AS POSSIBLE.

                                       Sincerely,

                                       STATE STREET BANK AND TRUST COMPANY